Exhibit 10.33
WESTERN REFINING, INC. EQUITY INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
Western Refining, Inc., a Delaware corporation (the “Company”), hereby grants to [____] (the “Participant”) this Award of Restricted Share Units (“RSUs”) pursuant to the 2010 Incentive Plan of Western Refining, Inc. (the “Plan”) upon the following terms and conditions:

Name of Participant:

Grant Date:

Number of RSUs:

     1. This Award is subject to all terms and conditions of this Award Agreement and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan.
     2. Each RSU represents a right to a future payment equal to the Fair Market Value of one Share at the time of such payment. Such payment may, at the Committee’s election, be in cash or Shares or a combination thereof.
     3. To the extent dividends are paid on Shares after RSUs become nonforfeitable and prior to the settlement and payment thereof, the Participant shall be entitled to receive, at the time such underlying RSU is settled in accordance with its terms, cash payments in amount equivalent to cash dividends (without interest) on Shares with respect to the number of Shares covered by the vested RSUs.
     4. Subject to the terms and conditions of the Plan and this Award Agreement, and subject to the Participant’s continued employment, defined below, as of the relevant Vesting Date, as hereinafter defined, the Participant shall be entitled to receive (and the Company shall deliver to the Participant) the number of Shares underlying the RSUs (or a cash payment therefor) in accordance with the following schedule. For purposes of this Award Agreement, “Vesting Date” shall mean [____] of each year after the year in which the Grant Date occurs and any other date on which the RSU becomes nonforfeitable in accordance with Section 6. Except as provided in Section 7, the RSU shall be settled by the delivery of Shares or the value thereof, on or promptly following the Vesting Date applicable thereto, but not later than [____] of the year in which such Vesting Date occurs.

On or after Vesting Date	But Not Later Than	Shares

Restricted Share Unit Award

     5. (a) If the Participant terminates employment for any reason prior to the vesting of any RSUs in accordance with the schedule set forth in Section 4 hereof, any unvested RSUs hereunder as of the date of such termination shall automatically be forfeited and cancelled by the Company unless provided otherwise by any employment contract between the Participant and the Company or otherwise accelerated by the Committee, in its sole discretion. Notwithstanding the foregoing, all Restricted Shares not then vested shall immediately become nonforfeitable if Participant’s employment, defined below, is terminated due to Participant’s Disability or death.
          (b) In the event of a Change in Control, as hereinafter defined, any RSUs which have not yet become nonforfeitable shall accelerate and become nonforfeitable immediately upon the Change in Control.
          (c) For purposes of this Award, a “Change in Control” shall occur on any one of the following:
(i)	the date that any one person, or more than one person acting as a group (as defined for purposes of Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. Notwithstanding the foregoing, it will not be a change in control if the controlling shareholders, as defined in the Company’s Form 10-K filed on February 29, 2008, acting individually or as a group (as defined for purposes of Section 409A), acquire ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(ii)	the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

(iii)	the date that any one person, or more than one person acting as a group (as defined for purposes of Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the
Restricted Share Unit Award

value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(iv)	The events specified in this Section 5(c) are intended to be events that in each case would be treated as a change in ownership or control of the Company or of a substantial portion of its assets, for purposes of Section 409A, and shall be interpreted accordingly.
          (d) If Participant’s employment with the Company terminates other than by reason of Disability or death, the RSUs (to the extent not then vested) shall be forfeited as of the date Participant’s employment, defined below, so terminates unless provided otherwise by any employment contract between the Participant and the Company or otherwise accelerated by the Committee, in its sole discretion.
     6. For purposes of this Award Agreement, Participant shall be considered to be in the employment of the Company as long as Participant remains an Employee of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of any corporation assuming this Agreement, or as long as Participant remains a director of the Company, as the case may be. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final.
     7. Notwithstanding any provision of the Award Agreement, if at the time an RSU would otherwise be paid and settled in accordance with the terms hereof, the receipt of such payment would give rise to compensation to the Participant that is reasonably expected by the Company to not be fully deductible by virtue of the limitation on deductibility imposed by Section 162(m) of the Code, then any RSUs that are reasonably expected to result in nondeductible compensation shall not be paid or settled on such date, but shall remain outstanding until the next subsequent Vesting Date on which the Company reasonably expects that the payment of such RSUs would be fully deductible. The deferral provided by this Section 7 is intended to comply with Treasury Regulation Sec.1.409A-2(b)(7)(i) and shall be interpreted and administered in all respects in accordance therewith. Any RSUs remaining unpaid in accordance with the provisions of this Section 7 at the time the Participant incurs a separation from service shall be settled and paid promptly following such termination of employment (or promptly following the date which is six months after such termination of employment if such six-month delay is required under Section 409A of the Code.)
     8. The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state or local tax withholding obligations, including, but not limited to, the right to withhold cash or shares sufficient to pay any amount required to be withheld and to cause such shares to be sold and the proceeds remitted to the Company. In the event that the proceeds of such sale are less than the legally required withholding amount, the Company may withhold the difference from any cash or shares then or thereafter payable to Participant. The Company makes no commitment
Restricted Share Unit Award

or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Award Agreement.
     9. An RSU does not represent an equity interest in the Company, and carries no voting rights. The Participant will not have any rights of a shareholder with respect to the RSUs until the Shares have been delivered to him.
     10. Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, Western Refining, Inc., 123 West Mills Avenue, Suite 200, El Paso, Texas 79901, attention of the Plan Administrator, or, if to the Participant, shall be delivered or mailed to the Participant’s address as the same appears on the records of the Company.
     11. All decisions and interpretations made by the Board or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Award Agreement and the Plan, this Award Agreement shall govern.
     12. By accepting this Award, the Participant acknowledges receipt of a copy of the Plan, agrees to be bound by the terms and conditions set forth in this Award Agreement and the Plan, as in effect from time to time, and agrees to enter into any such written representations, warranties and agreements and execute any such documents as the Company may reasonably request in order to comply with the terms of this Award Agreement, the Plan, any securities laws or any other applicable laws, rules or regulations.
     13. This Award Agreement shall be governed by the laws of the state of Texas without giving effect to its choice of law provisions. The state or federal courts sitting in Dallas County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Award Agreement.
     14. In the event that any provision of this Award Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.
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Restricted Share Unit Award

WESTERN REFINING, INC.
By:
Name:
Title:

Acknowledged and Agreed

PARTICIPANT

Name:

Date:

Restricted Share Unit Award